                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 SCHEDULE 13D

                   Under the Securities Exchange Act of 1934
                               (Amendment No. 3)*

                               HOWELL CORPORATION
--------------------------------------------------------------------------------
                                (Name of Issuer)


                         COMMON STOCK, $1.00 PAR VALUE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                  443051 10 7
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                LAURA J. MCMAHON
                          FULBRIGHT & JAWORSKI L.L.P.
                        1301 MCKINNEY STREET, SUITE 5100
                              HOUSTON, TEXAS 77010
                                  713-651-5658
--------------------------------------------------------------------------------
          (Name, Address and Telephone Number of Person Authorized to
                      Receive Notices and Communications)


                               NOVEMBER 27, 2002
--------------------------------------------------------------------------------
            (Date of Event which Requires Filing of this Statement)


     If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Sections 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. / /

          Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Section 240.13d-7 for other parties to whom copies are to be sent.

          *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                               Page 1 of 18 Pages

CUSIP NO. 443051 10 7
--------------------------------------------------------------------------------
1   NAMES OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

    EVELYN E. HOWELL
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
    (a) [X]
           ---------------------------------------------------------------------
    (b) [ ]
           ---------------------------------------------------------------------
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS (See Instructions)

    N/A
--------------------------------------------------------------------------------
5   CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEMS 2(d) OR 2(e)                                                    [ ]

--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

    UNITED STATES
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
  NUMBER OF
                    1,066,813*
   SHARES      -----------------------------------------------------------------
                8   SHARED VOTING POWER
BENEFICIALLY
                    153,166*
OWNED BY EACH  -----------------------------------------------------------------
                9   SOLE DISPOSITIVE POWER
  REPORTING
                    1,156,595*(1)
   PERSON      -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER
    WITH
                    153,166*
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,034,309*(1)
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES (See Instructions)                                       [ ]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     29.7%*(1)
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON (See Instructions)

     IN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
* See Item 5 herein.

                               Page 2 of 18 Pages

CUSIP NO. 443051 10 7
--------------------------------------------------------------------------------
1   NAMES OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

    DAVID LAWRENCE HOWELL
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
    (a) [X]
           ---------------------------------------------------------------------
    (b) [ ]
           ---------------------------------------------------------------------
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS (See Instructions)

    N/A
--------------------------------------------------------------------------------
5   CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEMS 2(d) OR 2(e)                                                    [ ]

--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

    UNITED STATES
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
  NUMBER OF
                    13,113*
   SHARES      -----------------------------------------------------------------
                8   SHARED VOTING POWER
BENEFICIALLY
                    304,385*
OWNED BY EACH  -----------------------------------------------------------------
                9   SOLE DISPOSITIVE POWER
  REPORTING
                    13,113*
   PERSON      -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER
    WITH
                    304,385*
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,034,309*(1)
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES (See Instructions)                                       [ ]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     29.7%*(1)
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON (See Instructions)

     IN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
* See Item 5 herein.


                               Page 3 of 18 Pages

CUSIP NO. 443051 10 7
--------------------------------------------------------------------------------
1   NAMES OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

    STEVEN KENDRICK HOWELL
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
    (a) [X]
           ---------------------------------------------------------------------
    (b) [ ]
           ---------------------------------------------------------------------
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS (See Instructions)

    N/A
--------------------------------------------------------------------------------
5   CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEMS 2(d) OR 2(e)                                                    [ ]

--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

    UNITED STATES
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
  NUMBER OF
                    12,300*
   SHARES      -----------------------------------------------------------------
                8   SHARED VOTING POWER
BENEFICIALLY
                    240,044*
OWNED BY EACH  -----------------------------------------------------------------
                9   SOLE DISPOSITIVE POWER
  REPORTING
                    12,300*
   PERSON      -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER
    WITH
                    240,044*
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,034,309*(1)
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES (See Instructions)                                       [ ]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     29.7%*(1)
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON (See Instructions)

     IN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
* See Item 5 herein.


                               Page 4 of 18 Pages

CUSIP NO. 443051 10 7
--------------------------------------------------------------------------------
1   NAMES OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

    DOUGLAS WARREN HOWELL
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
    (a) [X]
           ---------------------------------------------------------------------
    (b) [ ]
           ---------------------------------------------------------------------
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS (See Instructions)

    N/A
--------------------------------------------------------------------------------
5   CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEMS 2(d) OR 2(e)                                                    [ ]

--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

    UNITED STATES
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
  NUMBER OF
                    0
   SHARES      -----------------------------------------------------------------
                8   SHARED VOTING POWER
BENEFICIALLY
                    256,524*
OWNED BY EACH  -----------------------------------------------------------------
                9   SOLE DISPOSITIVE POWER
  REPORTING
                    0
   PERSON      -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER
    WITH
                    256,524*
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,034,309*(1)
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES (See Instructions)                                       [ ]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     29.7%*(1)
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON (See Instructions)

     IN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
* See Item 5 herein.


                               Page 5 of 18 Pages

CUSIP NO. 443051 10 7
--------------------------------------------------------------------------------
1   NAMES OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

    BRADLEY NEILSON HOWELL
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
    (a) [X]
           ---------------------------------------------------------------------
    (b) [ ]
           ---------------------------------------------------------------------
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS (See Instructions)

    N/A
--------------------------------------------------------------------------------
5   CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEMS 2(d) OR 2(e)                                                    [ ]

--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

    UNITED STATES
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
  NUMBER OF
                    168,416*
   SHARES      -----------------------------------------------------------------
                8   SHARED VOTING POWER
BENEFICIALLY
                    339,286*
OWNED BY EACH  -----------------------------------------------------------------
                9   SOLE DISPOSITIVE POWER
  REPORTING
                    168,416*
   PERSON      -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER
    WITH
                    339,286*
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,034,309*(1)
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES (See Instructions)                                       [ ]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     29.7%*(1)
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON (See Instructions)

     IN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
* See Item 5 herein.


                               Page 6 of 18 Pages

CUSIP NO. 443051 10 7
--------------------------------------------------------------------------------
1   NAMES OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

    THE DAVID LAWRENCE HOWELL 1975 TRUST
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
    (a) [X]
           ---------------------------------------------------------------------
    (b) [ ]
           ---------------------------------------------------------------------
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS (See Instructions)

    N/A
--------------------------------------------------------------------------------
5   CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEMS 2(d) OR 2(e)                                                    [ ]

--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

    UNITED STATES
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
  NUMBER OF
                    0
   SHARES      -----------------------------------------------------------------
                8   SHARED VOTING POWER
BENEFICIALLY
                    151,219*
OWNED BY EACH  -----------------------------------------------------------------
                9   SOLE DISPOSITIVE POWER
  REPORTING
                    0
   PERSON      -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER
    WITH
                    151,219*
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,034,309*(1)
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES (See Instructions)                                       [ ]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     29.7%*(1)
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON (See Instructions)

     OO
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
* See Item 5 herein.


                               Page 7 of 18 Pages

CUSIP NO. 443051 10 7
--------------------------------------------------------------------------------
1   NAMES OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

    THE STEVEN KENDRICK HOWELL 1975 TRUST
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
    (a) [X]
           ---------------------------------------------------------------------
    (b) [ ]
           ---------------------------------------------------------------------
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS (See Instructions)

    N/A
--------------------------------------------------------------------------------
5   CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEMS 2(d) OR 2(e)                                                    [ ]

--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

    UNITED STATES
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
  NUMBER OF
                    0
   SHARES      -----------------------------------------------------------------
                8   SHARED VOTING POWER
BENEFICIALLY
                    86,785*
OWNED BY EACH  -----------------------------------------------------------------
                9   SOLE DISPOSITIVE POWER
  REPORTING
                    0
   PERSON      -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER
    WITH
                    86,785*
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,034,309*(1)
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES (See Instructions)                                       [ ]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     29.7%*(1)
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON (See Instructions)

     OO
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
* See Item 5 herein.


                               Page 8 of 18 Pages

CUSIP NO. 443051 10 7
--------------------------------------------------------------------------------
1   NAMES OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

    THE DOUGLAS WARREN HOWELL 1975 TRUST
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
    (a) [X]
           ---------------------------------------------------------------------
    (b) [ ]
           ---------------------------------------------------------------------
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS (See Instructions)

    N/A
--------------------------------------------------------------------------------
5   CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEMS 2(d) OR 2(e)                                                    [ ]

--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

    UNITED STATES
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
  NUMBER OF
                    0
   SHARES      -----------------------------------------------------------------
                8   SHARED VOTING POWER
BENEFICIALLY
                    103,358*
OWNED BY EACH  -----------------------------------------------------------------
                9   SOLE DISPOSITIVE POWER
  REPORTING
                    0
   PERSON      -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER
    WITH
                    103,358*
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,034,309*(1)
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES (See Instructions)                                       [ ]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     29.7%*(1)
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON (See Instructions)

     OO
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
* See Item 5 herein.


                               Page 9 of 18 Pages

CUSIP NO. 443051 10 7
--------------------------------------------------------------------------------
1   NAMES OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

    THE BRADLEY NEILSON HOWELL 1975 TRUST
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
    (a) [X]
           ---------------------------------------------------------------------
    (b) [ ]
           ---------------------------------------------------------------------
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS (See Instructions)

    N/A
--------------------------------------------------------------------------------
5   CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEMS 2(d) OR 2(e)                                                    [ ]

--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

    UNITED STATES
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
  NUMBER OF
                    0
   SHARES      -----------------------------------------------------------------
                8   SHARED VOTING POWER
BENEFICIALLY
                    168,850*
OWNED BY EACH  -----------------------------------------------------------------
                9   SOLE DISPOSITIVE POWER
  REPORTING
                    0
   PERSON      -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER
    WITH
                    168,850*
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,034,309*(1)
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES (See Instructions)                                       [ ]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     29.7%*(1)
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON (See Instructions)

     OO
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
* See Item 5 herein.


                               Page 10 of 18 Pages

CUSIP NO. 443051 10 7
--------------------------------------------------------------------------------
1   NAMES OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

    THOMAS M. WRIGHT
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
    (a) [X]
           ---------------------------------------------------------------------
    (b) [ ]
           ---------------------------------------------------------------------
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS (See Instructions)

    N/A
--------------------------------------------------------------------------------
5   CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEMS 2(d) OR 2(e)                                                    [ ]

--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

    UNITED STATES
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
  NUMBER OF
                    3,144*
   SHARES      -----------------------------------------------------------------
                8   SHARED VOTING POWER
BENEFICIALLY
                    663,378*
OWNED BY EACH  -----------------------------------------------------------------
                9   SOLE DISPOSITIVE POWER
  REPORTING
                    3,144*
   PERSON      -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER
    WITH
                    663,378*
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,034,309*(1)
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES (See Instructions)                                       [ ]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     29.7%*(1)
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON (See Instructions)

     OO
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
* See Item 5 herein.


                               Page 11 of 18 Pages

CUSIP NO. 443051 10 7
--------------------------------------------------------------------------------
1   NAMES OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

    HOWELL FOUNDATION
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
    (a) [X]
           ---------------------------------------------------------------------
    (b) [ ]
           ---------------------------------------------------------------------
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS (See Instructions)

    N/A
--------------------------------------------------------------------------------
5   CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEMS 2(d) OR 2(e)                                                    [ ]

--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

    UNITED STATES
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
  NUMBER OF
                    0
   SHARES      -----------------------------------------------------------------
                8   SHARED VOTING POWER
BENEFICIALLY
                    153,166*
OWNED BY EACH  -----------------------------------------------------------------
                9   SOLE DISPOSITIVE POWER
  REPORTING
                    0
   PERSON      -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER
    WITH
                    153,166*
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,034,309*(1)
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES (See Instructions)                                       [ ]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     29.7%*(1)
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON (See Instructions)

     OO
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
* See Item 5 herein.


                               Page 12 of 18 Pages

                            STATEMENT ON SCHEDULE 13D

         This Amendment No. 3 to Schedule 13D ("Amendment No. 3") filed by Evelyn E. Howell ("E. E. Howell"), David Lawrence Howell ("D. L. Howell"), Steven Kendrick Howell ("S. K. Howell"), Douglas Warren Howell ("D. W. Howell"), Bradley Neilson Howell ("B. N. Howell"), The David Lawrence Howell 1975 Trust (the "D. L. Howell Trust"), The Steven Kendrick Howell 1975 Trust (the "S. K. Howell Trust"), The Douglas Warren Howell 1975 Trust (the "D. W. Howell Trust"), The Bradley Neilson Howell 1975 Trust (the "B. N. Howell Trust"), Thomas M. Wright ("Wright") and the Howell Foundation, a non-profit charitable trust (the "Howell Foundation") (each, a "Reporting Person," and collectively, the "Reporting Persons"), amends the Schedule 13D filed by E. E. Howell on December 19, 2001, as amended by Amendment No. 1 on Schedule 13D filed by E. E. Howell on May 1, 2002 ("Amendment No. 1") and Amendment No. 2 on Schedule 13D filed by the Reporting Persons on October 26, 2002 ("Amendment No. 2"). All capitalized terms used herein but not otherwise defined herein shall have the meanings given to them in Amendment No. 1 or Amendment No. 2. All information herein with respect to Howell Corporation, a Delaware corporation (the "Issuer"), is to the best knowledge and belief of the Reporting Persons.

ITEM 1. SECURITY AND ISSUER.

         No change since Amendment No. 2 was filed on October 26, 2002 ("No Change").

ITEM 2. IDENTITY AND BACKGROUND.

         No Change.

ITEM 3. SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

         No Change, except for the following:

         On November 27, 2002, E. E. Howell transferred an aggregate of 169,821 shares of the Common Stock owned directly by her to various charitable organizations (the "Charitable Organizations"), including 99,321 shares to the Howell Foundation, and no consideration was paid by such recipients in connection therewith (the "Donation").

ITEM 4. PURPOSE OF THE TRANSACTION.

         No Change, except that as a condition to the Donation, E. E. Howell entered into Letter Agreements dated November 27, 2002 (the "Letter Agreements") with each of the four Charitable Organizations, wherein E. E. Howell and the Charitable Organizations acknowledged and agreed to certain restrictions on the shares transferred to such Charitable Organization (the "Donated Shares"). In the Letter Agreements, E. E. Howell and the Charitable Organizations acknowledged and agreed that the Donated Shares remain subject to the Support/Voting Agreement (the "Voting Agreement") entered into by E. E. Howell on September 26, 2002 with Anadarko; provided, however, that each Charitable Organization may sell the Donated Shares owned by it in open market regular way transactions on the New York Stock Exchange to unknown purchasers. In accordance with Section 5 of the Voting Agreement, at the request of Anadarko, immediately prior to the execution of the Letter Agreements, E. E. Howell executed and delivered to Anadarko an irrevocable proxy (the "Proxy"), with respect to all of the shares set forth in Schedule I to the Voting Agreement, including the Donated Shares. Pursuant to the terms of the Proxy, E. E. Howell irrevocably constituted and appointed Anadarko as her attorney and proxy in accordance with the provisions of Section 212(e) of the Delaware General Corporation Law, with full power of substitution and resubstitution: to cause all of the shares of capital stock of the Issuer that E. E. Howell would be entitled to vote if personally present to be counted as present at any meeting of the Issuer's stockholders called to consider and vote to adopt the Merger and the Merger Agreement and/or the transactions

                              Page 13 of 18 Pages
contemplated thereby; and to vote such shares at any such meeting, however called, or execute consents in respect of shares in favor of the Merger and the Merger Agreement and the transactions contemplated thereby. The preceding description summarizes certain provisions of the Letter Agreements and the Proxy and such summary is qualified in its entirety by the Letter Agreements and the Proxy attached hereto as Exhibits 8-12, respectively.

ITEM 5. INTEREST IN SECURITIES OF THE ISSUER.

         According to the Issuer's quarterly report filed on Form 10-Q for the quarterly period ended September 30, 2002, 6,765,028 shares of the Common Stock were outstanding as of November 6, 2002.

         E. E. Howell holds directly and has sole voting power over 1,066,813 shares of the Common Stock. She has sole dispositive power over 1,156,595 shares of the Common Stock, including 89,782 shares of the Common Stock issuable upon exercise of options. As a Co-Trustee of the Howell Foundation, she shares voting and dispositive power over 153,166 shares of the Common Stock held directly by the Howell Foundation. She owns beneficially 19.1% of the Common Stock (calculated in accordance with Rule 13d-3 of the Exchange Act, excluding shares that she owns beneficially solely because of the formation of the Group.

         D. L. Howell holds directly and has sole voting and dispositive power over 13,113 shares of the Common Stock. He has shared voting and dispositive power over 304,385 shares of the Common Stock, of which he owns beneficially (i) 151,219 shares as a Co-Trustee of the D. L. Howell Trust and (ii) 153,166 shares as a Co-Trustee of the Howell Foundation. He owns beneficially 4.7% of the Common Stock (calculated in accordance with Rule 13d-3 of the Exchange Act), excluding shares that he owns beneficially solely because of the formation of the Group.

         S. K. Howell holds directly and has sole voting and dispositive power over 12,300 shares of the Common Stock. He has shared voting and dispositive power over 240,044 shares of the Common Stock, of which he owns beneficially (i) 86,785 shares as a Co-Trustee of the S. K. Howell Trust, (ii) 153,166 shares as a Co-Trustee of the Howell Foundation and (iii) 93 shares held directly by his wife. He owns beneficially 3.7% of the Common Stock (calculated in accordance with Rule 13d-3 of the Exchange Act), excluding shares that he owns beneficially solely because of the formation of the Group.

         D. W. Howell does not have sole voting or dispositive power over any shares of the Common Stock. He has shared voting and dispositive power over 256,524 shares of the Common Stock, of which he owns beneficially (i) 103,358 shares as a Co-Trustee of the D. W. Howell Trust and (ii) 153,166 shares as a Co-Trustee of the Howell Foundation. He owns beneficially 3.8% of the Common Stock (calculated in accordance with Rule 13d-3 of the Exchange Act), excluding shares that he owns beneficially solely because of the formation of the Group.

         B. N. Howell holds directly and has sole voting and dispositive power over 128,007 shares of the Common Stock. He has sole voting and dispositive power over 40,409 shares of the Common Stock held directly by his children. He has shared voting and dispositive power over 339,286 shares of the Common Stock, of which he owns beneficially (i) 168,850 shares as a Co-Trustee of the B. N. Howell Trust, (ii) 153,166 shares as a Co-Trustee of the Howell Foundation and
(iii) 17,270 shares held directly by his wife. He owns beneficially 7.5% of the Common Stock (calculated in accordance with Rule 13d-3 of the Exchange Act), excluding shares that he owns beneficially solely because of the formation of the Group.

         The D. L. Howell Trust does not have sole voting or dispositive power over any shares of the Common Stock. It holds directly and has shared voting and dispositive power over 151,219 shares of the Common Stock. It owns beneficially 2.2% of the Common Stock (calculated in accordance with Rule 13d-3



                              Page 14 of 18 Pages
of the Exchange Act), excluding shares that it owns beneficially solely because of the formation of the Group.

         The S.K. Howell Trust does not have sole voting or dispositive power over any shares of the Common Stock. It holds directly and has shared voting and dispositive power over 86,785 shares of the Common Stock. It owns beneficially 1.3% of the Common Stock (calculated in accordance with Rule 13d-3 of the Exchange Act), excluding shares that it owns beneficially solely because of the formation of the Group.

         The D. W. Howell Trust does not have sole voting or dispositive power over any shares of the Common Stock. It holds directly and has shared voting and dispositive power over 103,358 shares of the Common Stock. It owns beneficially 1.5% of the Common Stock (calculated in accordance with Rule 13d-3 of the Exchange Act), excluding shares that it owns beneficially solely because of the formation of the Group.

         The B.N. Howell Trust does not have sole voting or dispositive power over any shares of the Common Stock. It holds directly and has shared voting and dispositive power over 168,850 shares of the Common Stock. It owns beneficially 2.5% of the Common Stock (calculated in accordance with Rule 13d-3 of the Exchange Act), excluding shares that it owns beneficially solely because of the formation of the Group.

         As a Trustee of each of the three trusts created by B. N. Howell and his wife for their children, Wright has sole voting or dispositive power over 3,144 shares of the Common Stock. Wright has shared voting and shared dispositive power over 663,378 shares of the Common Stock of which he owns beneficially (i) 151,219 shares as a Co-Trustee of the D. L. Howell Trust, (ii) 86,785 shares as a Co-Trustee of the S. K. Howell Trust, (iii) 103,358 shares as a Co-Trustee of the D.W. Howell Trust, (iv) 168,850 shares as a Co-Trustee of the B.N. Howell Trust and (v) 153,166 shares as a Co-Trustee of the Howell Foundation. He owns beneficially 9.9% of the Common Stock (calculated in accordance with Rule 13d-3 of the Exchange Act), excluding shares that he owns beneficially solely because of the formation of the Group.

         The Howell Foundation does not have sole voting or dispositive power over any shares of the Common Stock. It holds directly and has shared voting and dispositive power over 153,166 shares of the Common Stock. It owns beneficially 2.5% of the Common Stock (calculated in accordance with Rule 13d-3 of the Exchange Act), excluding shares that it owns beneficially solely because of the formation of the Group.

         The Group owns beneficially 2,034,309 shares of the Common Stock, or 29.7% of the outstanding shares of the Common Stock of the Issuer (calculated in accordance with Rule 13d-3 of the Exchange Act).

         Since filing Amendment No. 2, and other than as disclosed herein, the Reporting Persons have not consummated any transactions in the Common Stock.

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

         No Change, except as follows:

         See the response to Item 4 above for a summary description of the Letter Agreements and the Proxy, attached hereto as Exhibits 8-12, respectively.



                              Page 15 of 18 Pages

ITEM 7. MATERIAL TO BE FILED AS EXHIBITS.

         The following exhibits to this Amendment No. 3 are filed herewith or incorporated herein by reference:

Exhibit 1.        Joint Filing undertaking as required by Rule 13d-1(k).

*Exhibit 2.       Support/Voting Agreement by David Lawrence Howell,
                  Individually and as Co-Trustee of The David Lawrence Howell
                  1975 Trust, dated September 26, 2002.

*Exhibit 3.       Support/Voting Agreement by Steven Kendrick Howell,
                  Individually and as Co-Trustee of The Steven Kendrick Howell
                  1975 Trust, dated September 26, 2002.

*Exhibit 4.       Support/Voting Agreement by Douglas Warren Howell,
                  Individually and as Co-Trustee of The Douglas Warren Howell
                  1975 Trust, dated September 26, 2002.

*Exhibit 5.       Support/Voting Agreement by Bradley Neilson Howell,
                  Individually and as Co-Trustee of The Bradley Neilson Howell
                  1975 Trust, dated September 26, 2002.

*Exhibit 6.       Support/Voting Agreement by Thomas M. Wright, as Co-Trustee
                  of the David Lawrence Howell 1975 Trust, The Steven Kendrick
                  Howell 1975 Trust, The Douglas Warren Howell 1975 Trust and
                  The Bradley Neilson Howell 1975 Trust, each dated September
                  26, 2002.

*Exhibit 7.       Support/Voting Agreement by Evelyn E. Howell, dated September
                  26, 2002.

Exhibit 8. Letter Agreement, dated November 27, 2002, by E. E. Howell and the Howell Foundation and confirmed by Anadarko.

Exhibit 9. Letter Agreement dated November 27, 2002, by E. E. Howell and the Texas Medical Center and confirmed by Anadarko.

Exhibit 10. Letter Agreement, dated November 27, 2002, by E. E. Howell and St. Luke's Episcopal Hospital and confirmed by Anadarko.

Exhibit 11. Letter Agreement, dated November 27, 2002, by E. E. Howell and The Protestant Episcopal Church Council of the Diocese of Texas.

Exhibit 12.       Irrevocable Appointment of Proxy executed and delivered by
                  E. E. Howell on November 25, 2002.

--------------
(1)Includes 89,782 shares of Common Stock issuable upon exercise of options held by E. E. Howell.
* Incorporated herein by reference to Amendment No. 2 filed by the Reporting Persons on October 26, 2002.



                              Page 16 of 18 Pages

                                   SIGNATURES


         Each party, after reasonable inquiry and to the best of his, her or its knowledge and belief, hereby certifies that the information set forth in this statement is true, complete and correct.



Dated:  December 4, 2002.                      /s/ Evelyn E. Howell
                                    --------------------------------------------
                                    Evelyn E. Howell

Dated:  December 3, 2002.                   /s/ David Lawrence Howell
                                    --------------------------------------------
                                    David Lawrence Howell

Dated:  December 4, 2002.                   /s/ Steven Kendrick Howell
                                    --------------------------------------------
                                    Steven Kendrick Howell

Dated:  December 3, 2002.                    /s/ Douglas Warren Howell
                                    --------------------------------------------
                                    Douglas Warren Howell

Dated:  December 4, 2002.                    /s/ Bradley Neilson Howell
                                    --------------------------------------------
                                    Bradley Neilson Howell

Dated:  December 3, 2002.           THE DAVID LAWRENCE HOWELL 1975 TRUST


                                    By:      /s/ David Lawrence Howell
                                       -----------------------------------------
                                         David Lawrence Howell, Co-Trustee

                                    By:        /s/ Thomas M. Wright
                                       -----------------------------------------
                                         Thomas M. Wright, Co-Trustee

Dated:  December 4, 2002.           THE STEVEN KENDRICK HOWELL 1975 TRUST


                                    By:      /s/ Steven Kendrick Howell
                                       -----------------------------------------
                                         Steven Kendrick Howell, Co-Trustee

                                    By:        /s/ Thomas M. Wright
                                       -----------------------------------------
                                         Thomas M. Wright, Co-Trustee

Dated:  December 3, 2002.           THE DOUGLAS WARREN HOWELL 1975 TRUST


                                    By:      /s/ Douglas Warren Howell
                                       -----------------------------------------
                                         Douglas Warren Howell, Co-Trustee

                                    By:      /s/ Thomas M. Wright
                                       -----------------------------------------
                                         Thomas M. Wright, Co-Trustee



                              Page 17 of 18 Pages

Dated:  December 4, 2002.           THE BRADLEY NEILSON HOWELL 1975 TRUST


                                    By:     /s/ Bradley Neilson Howell
                                       -----------------------------------------
                                       Bradley Neilson Howell, Co-Trustee

                                    By:    /s/ Thomas M. Wright
                                       -----------------------------------------
                                       Thomas M. Wright, Co-Trustee

Dated:  December 3, 2002.                     /s/ Thomas M. Wright
                                    --------------------------------------------
                                         Thomas M. Wright, as
                                         Co-Trustee of The David Lawrence Howell
                                         1975 Trust
                                         Co-Trustee of The Steven Kendrick
                                         Howell 1975 Trust
                                         Co-Trustee of The Douglas Warren
                                         Howell 1975 Trust
                                         Co-Trustee of The Bradley Neilson
                                         Howell 1975 Trust

Dated:  December 4, 2002.           HOWELL FOUNDATION


                                    By:     /s/ Evelyn E. Howell
                                       -----------------------------------------
                                       Evelyn E. Howell, Co-Trustee






                              Page 18 of 18 Pages

                                 EXHIBIT INDEX

         The following exhibits to this Amendment No. 3 are filed herewith or incorporated herein by reference:

Exhibit 1.        Joint Filing undertaking as required by Rule 13d-1(k).

*Exhibit 2.       Support/Voting Agreement by David Lawrence Howell,
                  Individually and as Co-Trustee of The David Lawrence Howell
                  1975 Trust, dated September 26, 2002.

*Exhibit 3.       Support/Voting Agreement by Steven Kendrick Howell,
                  Individually and as Co-Trustee of The Steven Kendrick Howell
                  1975 Trust, dated September 26, 2002.

*Exhibit 4.       Support/Voting Agreement by Douglas Warren Howell,
                  Individually and as Co-Trustee of The Douglas Warren Howell
                  1975 Trust, dated September 26, 2002.

*Exhibit 5.       Support/Voting Agreement by Bradley Neilson Howell,
                  Individually and as Co-Trustee of The Bradley Neilson Howell
                  1975 Trust, dated September 26, 2002.

*Exhibit 6.       Support/Voting Agreement by Thomas M. Wright, as Co-Trustee
                  of the David Lawrence Howell 1975 Trust, The Steven Kendrick
                  Howell 1975 Trust, The Douglas Warren Howell 1975 Trust and
                  The Bradley Neilson Howell 1975 Trust, each dated September
                  26, 2002.

*Exhibit 7.       Support/Voting Agreement by Evelyn E. Howell, dated September
                  26, 2002.

Exhibit 8. Letter Agreement, dated November 27, 2002, by E. E. Howell and the Howell Foundation and confirmed by Anadarko.

Exhibit 9. Letter Agreement dated November 27, 2002, by E. E. Howell and the Texas Medical Center and confirmed by Anadarko.

Exhibit 10. Letter Agreement, dated November 27, 2002, by E. E. Howell and St. Luke's Episcopal Hospital and confirmed by Anadarko.

Exhibit 11. Letter Agreement, dated November 27, 2002, by E. E. Howell and The Protestant Episcopal Church Council of the Diocese of Texas.

Exhibit 12.       Irrevocable Appointment of Proxy executed and delivered by
                  E. E. Howell on November 25, 2002.

--------------
(1)Includes 89,782 shares of Common Stock issuable upon exercise of options held by E. E. Howell.
* Incorporated herein by reference to Amendment No. 2 filed by the Reporting Persons on October 26, 2002.